UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2015

BRUKER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30833 (Commission File Number)	04-3110160 (IRS Employer Identification No.)

40 Manning Road
Billerica, MA 01821
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)     Election of New Director

On August 19, 2015, the Company’s Board of Directors (the “Board”) approved an increase in the number of directors to expand the size of the Board by one director to a total of thirteen directors, with such additional director assigned to Class I, and elected Mr. John Ornell to fill the newly-created vacancy on the Board, effective immediately.  Mr. Ornell was elected to serve for a term expiring at the Company’s 2016 Annual Meeting of Stockholders.  Mr. Ornell was also elected to serve as a member of the Audit Committee of the Board.

Mr. Ornell recently retired from Waters Corporation (NYSE:WAT), where he served as Vice President, Finance and Administration and Chief Financial Officer from 2001 to 2013. During this time at Waters, he was also responsible for information technology, investor relations and the TA Instruments Division. Mr. Ornell joined Waters in 1994 and served there in a variety of operational and financial leadership roles before assuming the position of Chief Financial Officer. During 2014, Mr. Ornell continued to serve Waters on a part-time, transitional basis. Prior to joining Waters, Mr. Ornell progressed through a series of roles of increasing responsibility at a number of multinational corporations, primarily in operational finance functions.  Mr. Ornell holds a Master of Business Administration degree from Southern New Hampshire University.

Mr. Ornell’s compensation for his services as a director will be consistent with that of the other non-employee directors of the Company, as described in the Company’s definitive proxy statement with respect to its 2015 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 14, 2015. There are no other arrangements or understandings between Mr. Ornell and any other person pursuant to which he was elected as a director, and Mr. Ornell is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing Mr. Ornell’s appointment is attached to this report as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

	Number	Description

	99.1	Press release dated August 20, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER CORPORATION
(Registrant)

Date: August 20, 2015	By:	/s/ANTHONY L. MATTACCHIONE
Anthony L. Mattacchione
Senior Vice President and
Interim Chief Financial Officer